Exhibit (d)(12)

Schedule A

Funds and Portfolios Covered by Amended and Restated Sub-Research Agreement

between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

dated as of August 1, 2007

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Tactical Income Central Fund	Fixed-Income	09/16/04

Agreed and Accepted as of August 1, 2007

Fidelity International Investment Advisors (U.K.) Limited	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity International Investment Advisors
By: /s/Richard Wane		By: /s/Allan Pelvang
Name: Richard Wane		Name: Allan Pelvang
Title: Director		Title: Director